UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2026

ScanTech AI Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42463	93-3502562
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Enterprise Drive Buford, Georgia	30518
(Address of principal executive offices)	(Zip Code)

+1 (470) 655-0886

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 14, 2025, ScanTech AI Systems Inc. (the “Company”) entered into a Business Loan and Security Agreement, as amended (collectively, the “Loan Agreement”), with Maximcash Solutions LLC (the “Lender”). Pursuant to the Loan Agreement, the Company’s outstanding obligations thereunder were due and payable on December 31, 2025. The Company did not remit payment in full on or prior to December 31, 2025.

On January 2, 2026, the Company received a written notice from counsel to the Lender (the “Notice”) stating that all outstanding obligations under the Loan Agreement were due and payable as of December 31, 2025 and demanding payment in immediately available funds. The Notice further stated that, as communicated in discussions with the Company, the Company may still enter into a written loan extension agreement; however, the Notice stated that any such extension agreement must be fully executed by close of business on January 6, 2026, must include definitive payoff and performance terms acceptable to the Lender, and that an interest-only payment without a written extension agreement is not sufficient.

The Notice also stated that the Company pledged shares of the Company’s common stock as collateral under the Loan Agreement. The Company understands that, as part of the parties’ original commercial understanding, the pledged collateral shares, in the amount of 145,926 shares, were intended to be liquidated and the net proceeds applied to the outstanding loan balance, which, based on the Company’s current estimates, would reduce the outstanding balance to a relatively small remaining principal amount. The Company estimates that the net proceeds from the sale of the collateral shares would be approximately $459,667 at the closing price of $3.15 at closing on January 5, 2026, which would reduce the outstanding principal balance to approximately $12,000 (exclusive of accrued interest, default interest, fees, and other charges, if any).

The Notice further stated that, upon non-payment, the pledged shares would revert to the Lender for liquidation and application of proceeds to the outstanding balance, and that, if the January 6, 2026 deadline passes without payment in full or a fully executed extension agreement, the Lender intends to file suit in Utah District Court on January 7, 2026 and that collateral enforcement would proceed in parallel with the lawsuit.

As of the date of this Current Report on Form 8-K, the Company is in discussions with the Lender regarding a potential extension and/or other resolution of the outstanding obligations under the Loan Agreement. There can be no assurance that the Company and the Lender will enter into any extension agreement or other resolution, or as to the timing or terms of any such agreement or resolution.

As of January 5, 2026, the aggregate outstanding balance under the Loan Agreement was approximately $530,033 (consisting of approximately $471,750 of principal and $58,283 of accrued interest and other charges). Pursuant to the Loan Agreement, the occurrence and continuance of an event of default may result in, among other things, the imposition of default interest, the acceleration of amounts otherwise not yet due (if applicable), and the exercise of remedies by the Lender, including enforcement against collateral.

Item 7.01.	Regulation FD Disclosure.

On January 6, 2026 the Company issued a press release providing an update on its Nasdaq trading and related matters. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2026	SCANTECH AI SYSTEMS INC.

	By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer